Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 27, 2012, accompanying the financial statements and supplemental schedules included in the Annual Report of the Beam Retirement Savings Plan on Form 11-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said report in the Registration Statements of Beam Inc. on Form S-8 (File Nos. 333-133717, effective May 1, 2006, and 333-103734, effective, March 11, 2003).

/s/ Grant Thornton LLP

Chicago, Illinois
June 27, 2012